Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Papa Murphy’s Holdings, Inc. of our report dated November 22, 2013, relating to the combined financial statements of TBD Business Group as of December 31, 2012 and January 2, 2012, and for the years then ended, which appears in Papa Murphy’s Holdings, Inc. Registration Statement on Form S-1 (No. 333-194488).

/s/ Moss Adams LLP

Portland, Oregon

May 1, 2014